EXHIBIT 5.1

M.M. Membrado, PLLC
115 EAST 57TH STREET, SUITE 1006
NEW YORK, NEW YORK 10022
TELEPHONE: 646.486.9770
TELEFAX: 646.486.9771

January 31, 2007

FindEx.com, Inc.
11204 Davenport Street, Suite 100
Omaha, NE 68154

Ladies and Gentlemen:

We have acted as counsel to Findex.com, Inc., a State of Nevada corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 47,341,666 shares of the Company’s Common Stock (the “Shares”) pursuant to the Company’s Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in accordance with the requirements of Item 27 of Form SB-2 and Item 601(b)(5)(i) of Regulation S-B.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares, including originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable pursuant to the laws of the State of Nevada.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-B.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as any other matters relating to the Company or the Shares.

Respectfully submitted,

M.M. MEMBRADO, PLLC

/s/ Michael M. Membrado
  Michael M. Membrado